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American Renal Associates Holdings, Inc. Completes Restatement of Prior Financial Statements
Files Form 10-K for the Fiscal Year Ended December 31, 2018 and Form 10-Q for the Fiscal Quarters Ended March 31, 2019 and June 30, 2019
Provides 2019 Outlook and Preliminary 2020 Outlook
BEVERLY, MA (September 5, 2019) - American Renal Associates Holdings, Inc. (“ARA” or the “Company”), a leading kidney care and dialysis provider focused on partnering with local nephrologists, today announced that it has filed with the Securities and Exchange Commission (“SEC”) its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Annual Report”). In addition, the Company has filed its Quarterly Reports on Form 10-Q for the first and second fiscal quarters ended March 31, 2019 and June 30, 2019, respectively. The Company has now completed its required periodic filings with the SEC and is back in compliance with its listing requirements under New York Stock Exchange rules.
Restated Financial Statements and Other Financial Information
The 2018 Annual Report includes audited amended and restated financial statements and other financial information for the fiscal years ended December 31, 2017 and 2016, unaudited restated financial information for the fiscal quarters and year-to-date periods ended March 31, June 30 and September 30, 2018; March 31, June 30 and September 30, 2017; and March 31, June 30 and September 30, 2016, and selected financial data for the years ended December 31, 2015 and 2014 derived from unaudited amended and restated financial statements (collectively, the “Restated Periods”). The 2018 Annual Report also includes adjustments affecting fiscal years prior to 2014 as a cumulative adjustment as of December 31, 2013.
On a cumulative basis, including fiscal year 2013 and periods prior to 2013, the restatement adjustments resulted in a net increase to income before income taxes of $5.4 million, while the restatement adjustments related to the Restated Periods resulted in a net decrease to income before income taxes of $15.2 million. Consistent with the disclosure in the Company’s Current Report on Form 8-K filed March 27, 2019 (the “March 27 Form 8-K”), the restatement adjustments primarily relate to revenue recognition and accounts receivable. The impact of the restatement adjustments to Income before income taxes for the Restated Periods, as well as prior fiscal years, is summarized in the table below. Consistent with the Company’s historical reporting convention, these income before income tax amounts are presented before net income attributable to noncontrolling interests. For reference, the table below also includes the ranges of the impact of the revenue recognition and accounts receivable adjustments previously estimated in the Company’s March 27 Form 8-K.

		Restated Periods
($ in millions)	Cumulative Impact	Year Ended Dec. 31, 2014 - Nine months ended Sept. 30, 2018	Nine Months Ended Sept. 30, 2018	Year Ended Dec. 31, 2017	Year Ended Dec. 31, 2016	Year Ended Dec. 31, 2015	Year Ended Dec. 31, 2014	Year Ended Dec. 31, 2013 and Prior
As previously reported - Income before income taxes			$32.3	$83.9	$87.5	$105.5	$95.3
Revenue recognition and accounts receivable adjustments	$6.2	$(13.8)	(26.8)	(16.1)	17.0	13.7	(1.7)	$20.0
Other adjustments	(0.8)	(1.4)	0.3	(0.2)	(0.3)	(0.6)	(0.6)	0.6
Total restatement adjustments excluding income taxes	$5.4	$(15.2)	$(26.5)	$(16.3)	$16.7	$13.1	$(2.3)	$20.6
As restated - Income before income taxes			$5.8	$67.6	$104.1	$118.6	$93.0
Estimated impact range for restatement adjustments previewed in the March 27 Form 8-K	N/A	$(5) to $5	$(15) to $(25)	$(10) to $(20)	$16 to $26	$8 to $18	"Relatively Neutral"	$14 to $24

More details, including the impact of the restatement adjustments to each of the annual and interim financial statements for the Restated Periods and a description of the primary categories of adjustments, are described in the 2018 Annual Report.

The review by the Audit Committee of the Board of Directors (the “Audit Committee”) of the Company’s financial statements for the Restated Periods described in the March 27 Form 8-K is now complete. As a result of the Audit Committee’s review, the Company has identified certain material weaknesses in its internal controls over financial reporting. The Company has taken and will continue to take actions to remediate these material weaknesses and to strengthen its internal controls over financial reporting, including putting in place new processes for revenue recognition and revenue accounting. The 2018 Annual Report contains additional details regarding the actions we have taken and continue to take to remediate the identified material weaknesses. The previously disclosed SEC investigation into related matters (the “SEC Investigation”) remains ongoing, and the Company continues to cooperate fully with this investigation.
2019 Outlook for Adjusted EBITDA-NCI and Preliminary 2020 Outlook for Adjusted EBITDA-NCI
The Company also introduced today its outlook for 2019 and 2020 Adjusted EBITDA less non-controlling interests (“Adjusted EBITDA-NCI”), reflecting trends in the operating environment and action plans related to its near-term priorities of improving margins and reducing leverage. The Company expects 2019 Adjusted EBITDA-NCI to be in a range of $85 million and $88 million as compared to 2018 Adjusted EBITDA-NCI of $90.0 million. The Company’s 2019 EBITDA-NCI outlook is based on the following full-year assumptions:

•	Total normalized treatment growth to be in a range of 7.0% to 7.5%, as compared to 6.1% in 2018;

•	Revenue per treatment to decline by 2% to 3%, as compared to $349 in 2018;

•
Commercial treatment mix to be flat to slightly down, as compared to 12% in 2018, and approximately 80% of commercial treatments are expected to be in-network, as compared to approximately 60% in 2018; and

•	Capital expenditures to be in a range of 2.5% to 3% of net patient service operating revenues, as compared to 5.6% in 2018.

The Company is establishing a preliminary outlook for 2020 Adjusted EBITDA-NCI to be in a range of $90 million and $95 million. The Company’s preliminary 2020 outlook incorporates incremental savings from operating expense reduction initiatives commenced during 2019. The Company expects its leverage ratio (defined below) to improve by between 0.3x and 0.6x by year-end 2020 as compared to 5.9x at June 30, 2019 based on several factors, including the aforementioned operating expense initiatives, more limited capital expenditures during 2019 and 2020 and anticipated divestitures of certain assets.
Joseph (Joe) Carlucci, Chairman and Chief Executive Officer, said, “For the past several years, we have focused on growing our footprint through building relationships with nephrologists and opening new clinics. These efforts have established ARA as a leading dialysis services provider in the United States, all while staying true to our commitment of being a differentiated partner to physicians and providing excellent patient care. We now believe it is important in our next phase of development that we increase our focus on improving operating efficiency and strengthening the balance sheet, while thoughtfully balancing the growth and development opportunities that remain ahead of us. By prioritizing these goals now, we believe we will be better positioned for growth beyond 2020.”
The Company’s 2019 and preliminary 2020 Adjusted EBITDA-NCI outlooks exclude certain legal and other matters costs, including costs relating to the SEC Investigation and related Audit Committee review and financial statement restatement process, to the extent they continue to impact those periods. The Company defines its leverage ratio as Adjusted owned net debt divided by Adjusted EBITDA-NCI, last twelve months, which differs from the leverage ratio calculated in accordance with the Company’s credit agreement. See “Use of Non-GAAP Financial Measures” and the reconciliation tables further below.
Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to our outlook.
Conference Call
American Renal Associates Holdings, Inc. will hold a conference call to discuss this release on Thursday, September 5, 2019 at 9:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call by dialing (877) 407-8029, or for international callers (201) 689-8029, or may listen over the Internet by going to the Investor Relations section of ARA’s website at www.ir.americanrenal.com. For those who cannot listen to the live broadcast, a replay will be available and can be accessed by dialing (877) 660-6853, or for international callers (201) 612-7415. The conference ID for the live call and the replay is 13694265.
About American Renal Associates
American Renal Associates Holdings, Inc. (“ARA”) is a leading provider of outpatient dialysis services in the United States. As of June 30, 2019, ARA operated 245 dialysis clinic locations in 27 states and the District of Columbia serving approximately 17,100 patients with end stage renal disease. ARA operates principally through a physician partnership model, in which it partners with approximately 400 local nephrologists to develop, own and operate dialysis clinics. ARA’s Core Values emphasize taking good care of patients, providing physicians with clinical autonomy and operational support, hiring and retaining quality staff and providing comprehensive clinic management services. For more information about ARA, visit www.americanrenal.com.

Forward-Looking Statements
Statements in this press release that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our 2019 outlook for Adjusted EBITDA-NCI and preliminary 2020 outlook for Adjusted EBITDA-NCI, are based upon currently available information, operating plans and projections about future events and trends. Terminology such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “forecast,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “project,” “seek,” “should,” “strategy,” “target” or “will” or variations of such words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms.
Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, among others, the effect of the restatement of our previously issued financial results and any claims, investigations or proceedings arising as a result; our ability to remediate material weaknesses in our internal controls over financial reporting; continuing decline in the number of patients with commercial insurance, including as a result of changes to the healthcare exchanges or changes in regulations or enforcement of regulations regarding the healthcare exchanges and challenges from commercial payors or any regulatory or other changes leading to changes in the ability of patients with commercial insurance coverage to receive charitable premium support; decline in commercial payor reimbursement rates; the ultimate resolution of the Centers for Medicare and Medicaid Services Interim Final Rule published December 14, 2016 related to dialysis facilities Conditions for Coverage (CMS 3337-IFC), including an issuance of a different but related Final Rule; reduction of government-based payor reimbursement rates or insufficient rate increases or adjustments that do not cover all of our operating costs; our ability to successfully develop de novo clinics, acquire existing clinics and attract new nephrologist partners; our ability to compete effectively in the dialysis services industry; the performance of our joint venture subsidiaries and their ability to make distributions to us; changes to the Medicare end-stage renal disease (“ESRD”) program that could affect reimbursement rates and evaluation criteria, as well as changes in Medicaid or other non-Medicare government programs or payment rates, including the ESRD prospective payment rate system proposed rule for 2020 issued July 29, 2019; federal or state healthcare laws that could adversely affect us; our ability to comply with all of the complex federal, state and local government regulations that apply to our business, including those in connection with federal and state anti-kickback laws and state laws prohibiting the corporate practice of medicine or fee-splitting; heightened federal and state investigations and enforcement efforts; the impact of the SEC Investigation, the restatement, the related securities and derivative litigation and related matters; changes in the availability and cost of erythropoietin-stimulating agents and other pharmaceuticals used in our business; changes in the reimbursement rates of the calcimimetics pharmaceutical class reimbursed under the Medicare Transitional Drug Add-on Payment Adjustment; development of new technologies or government regulation that could decrease the need for dialysis services or decrease our in-center patient population; our ability to timely and accurately bill for our services and meet payor billing requirements; claims and losses relating to malpractice, professional liability and other matters; the sufficiency of our insurance coverage for those claims and rising insurances costs; and any negative publicity or reputational damage arising from such matters; loss of any members of our senior management; damage to our reputation or our brand and our ability to maintain brand recognition; our ability to maintain relationships with our medical directors and renew our medical director agreements; shortages of qualified skilled clinical personnel, or higher than normal turnover rates; competition and consolidation in the dialysis services industry; deteriorations in economic conditions, particularly in states where we operate a large number of clinics, or disruptions in the financial markets; the participation of our physician partners in material strategic and operating decisions and our ability to favorably resolve any disputes; our ability to honor obligations under the joint venture operating agreements with our physician partners were they to exercise certain put rights and other rights; unauthorized disclosure of personally identifiable, protected health or other sensitive or confidential information; our ability to meet our obligations and comply with restrictions under our substantial level of indebtedness; and the ability of our principal stockholder, whose interests may conflict with yours, to strongly influence or effectively control our corporate decisions.
For additional information and other factors that could cause ARA’s actual results to materially differ from those set forth herein, please see ARA’s filings with the SEC, including the 2018 Annual Report and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. ARA undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Supplemental Information

Summary Financial Data:
$ in millions, except per treatment data	Nine months ended Sept. 30, 2018	Year ended Dec, 31, 2017	Year ended Dec, 31, 2016	Year ended Dec, 31, 2015	Year ended Dec, 31, 2014
Net patient service operating revenues:
As previously reported	$622.9	$745.1	$749.8	$653.0	$560.7
As restated	$598.0	$729.0	$766.8	$666.7	$559.1
Restatement impact	$(24.9)	$(16.1)	$17.0	$13.7	$(1.7)

Net income (loss)
As previously reported	$34.3	$75.7	$88.2	$93.1	$82.4
As restated	$11.3	$58.1	$101.7	$99.9	$82.7
Restatement impact	$(23.0)	$(17.6)	$13.5	$6.8	$0.3

Adjusted EBITDA including noncontrolling interests(1):
As previously reported	$131.6	$176.4	$212.2	$188.1	$170.5
As restated	$104.8	$160.9	$229.2	$201.4	$168.5
Restatement impact	$(26.8)	$(15.5)	$17.0	$13.3	$(2.0)

Adjusted EBITDA-NCI(1):
As previously reported	$80.9	$105.5	$123.6	$113.8	$104.3
As restated	$65.3	$98.1	$130.7	$120.9	$102.7
Restatement impact	$(15.6)	$(7.4)	$7.1	$7.1	$(1.6)

Summary Operating Data:
	Nine months ended Sept 30, 2018	Year ended December 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
Treatments	1,710,847	2,191,172	2,027,423	1,804,910	1,563,802
Normalized total treatment growth	6.2%	8.8%	12.0%	15.4%	13.1%

Net patient service operating revenues per treatment:
As previously reported	$364.07	$340.05	$369.81	$361.78	$358.57
As restated	$349.52	$332.70	$378.20	$369.38	$357.51
Restatement impact	$(14.55)	$(7.35)	$8.39	$7.60	$(1.06)

Adjusted patient care costs per treatment(2):
As previously reported	$245.25	$219.35	$220.56	$216.60	$210.93
As restated	$246.36	$219.39	$220.57	$216.60	$210.93
Restatement impact	$1.11	$0.04	$0.01	$—	$—

Adjusted general and administrative expenses per treatment(3):
As previously reported	$44.65	$42.44	$45.60	$42.80	$40.30
As restated	$44.65	$42.13	$45.74	$43.12	$40.63
Restatement impact	$—	$(0.31)	$0.14	$0.32	$0.33

Total adjusted costs per treatment
As previously reported	$289.90	$261.79	$266.16	$259.40	$251.23
As restated	$291.01	$261.52	$266.31	$259.72	$251.56
Restatement impact	$1.11	$(0.27)	$0.15	$0.32	$0.33

Summary Quarterly Financial Data:
	Three months ended
$ in millions, except per treatment data	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017
Net patient service operating revenues:	$213.3	$191.8	$207.8	$205.7	$206.0	$186.3	$187.3	$187.9	$177.5	$176.3

Net income (loss)	$5.1	$(5.1)	$11.2	$12.5	$(8.4)	$7.2	$10.8	$25.8	$9.8	$11.8

Adjusted EBITDA including noncontrolling interests(1):	$37.6	$19.2	$36.5	$36.5	$40.0	$28.3	$41.7	$46.9	$37.4	$34.8

Adjusted EBITDA-NCI(2):	$24.3	$13.9	$24.7	$23.3	$24.8	$17.3	$26.0	$28.6	$22.5	$21.0

Summary Quarterly Operating Data:
	Three months ended
	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017
Treatments	614,844	591,365	600,190	578,982	572,929	558,936	565,945	551,258	542,749	531,220
Normalized total treatment growth	7.9%	7.2%	5.6%	6.1%	6.3%	6.3%	7.3%	7.5%	8.9%	11.5%

Net patient service operating revenues per treatment:	$346.84	$324.27	$346.23	$355.31	$359.47	$333.31	$331.01	$340.89	$326.96	$331.87

Adjusted patient care costs per treatment(2):	$248.87	$250.57	$247.46	$252.06	$246.92	$239.88	$219.97	$217.21	$217.24	$223.23

Adjusted general and administrative expenses per treatment(3):	$38.52	$43.80	$41.62	$42.52	$46.14	$45.31	$39.80	$40.45	$43.43	$45.04

Total adjusted costs per treatment	$287.39	$294.37	$289.08	$294.58	$293.06	$285.19	$259.77	$257.66	$260.67	$268.27

(1)	See “Use of Non-GAAP Financial Measures.”

(2)
The year ended December 31, 2017 excludes $2.2 million of expense related to the modification of options and other transactions at the time of the IPO (“Modification Expense”), including $1.7 million and $0.5 million for the first and second quarters, respectively. The year ended December 31, 2016 excludes $5.2 million of Modification Expense, including $1.4 million, $1.9 million and $1.9 million in the second, third, and fourth quarters, respectively.

(3)
The year ended December 31, 2017 excludes $9.5 million of Modification Expense, including $7.4 million and $2.1 million in the first and second quarters, respectively, and $0.8 million of severance expense. The year ended December 31, 2016 excludes $31.7 million of Modification Expense, including $8.0 million, $10.3 million, and $13.4 million in the second, third, and fourth quarters, respectively, and $3.1 million of severance expense.

Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided in this press release, the Company has presented the following Non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA-NCI and its leverage ratio, which is calculated using Adjusted EBITDA-NCI and Adjusted owned net debt, which exclude various items detailed below. These Non-GAAP financial measures are not intended to replace financial performance and liquidity measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance and liquidity that management believes may enhance the evaluation of the Company's ongoing operating results.
We use Adjusted EBITDA and Adjusted EBITDA-NCI to track our performance. “Adjusted EBITDA” is defined as net income before income taxes and other non-income based tax, interest expense, net, depreciation and amortization, as adjusted for stock-based compensation and associated payroll taxes, loss on early extinguishment of debt, transaction-related costs, certain legal and other matters costs, executive and management severance costs, change in fair value of income tax receivable agreement, gain or loss on sale or closure of clinics and management fees. “Adjusted EBITDA-NCI” is defined as Adjusted EBITDA less net income attributable to noncontrolling interests. We believe Adjusted EBITDA and Adjusted EBITDA-NCI provide information useful for evaluating our business and a further understanding of our results of operations from management’s perspective. We believe Adjusted EBITDA is helpful in highlighting trends because Adjusted EBITDA excludes certain expenses that can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments, or that we believe do not reflect our core business operations. We believe Adjusted EBITDA-NCI is helpful in highlighting the amount of Adjusted EBITDA that is available to us after reflecting the interests of our joint venture partners. Adjusted EBITDA and Adjusted EBITDA-NCI are not measures of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, Adjusted EBITDA and Adjusted EBITDA-NCI may not be comparable to similarly titled measures of other companies and differ from the calculation of “Consolidated EBITDA” under our credit agreement. Adjusted EBITDA and Adjusted EBITDA-NCI may not be indicative of historical operating results, and we do not mean for these items to be predictive of future results of operations or cash flows. Adjusted EBITDA and Adjusted EBITDA-NCI have limitations as analytical tools, and they should not be considered in isolation, or as substitutes for an analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA-NCI:

•	do not include stock-based compensation expense and associated payroll taxes;

•
do not include depreciation and amortization—because construction and operation of our dialysis clinics requires significant capital expenditures, depreciation and amortization are a necessary element of our costs and our ability to generate profits;

•
do not include interest expense—as we have borrowed money for general corporate and facility purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows;

•	do not include income tax expense or benefits and other non-income based taxes;

•	do not include transaction-related costs;

•	do not include loss on early extinguishment of debt;

•	do not include change in fair value of income tax receivable agreement;

•	do not include costs related to certain legal and other matters;

•	do not include executive and management severance costs;

•	do not reflect the gain or loss on sale or closure of clinics; and

•	do not include certain management advisory fees.

In addition, Adjusted EBITDA is not reduced by the portion of earnings attributable to our joint venture partners as reflected on our Consolidated Statements of Operations as Net income attributable to noncontrolling interests.

We use Adjusted owned net debt because we believe it is a useful metric to evaluate the Company’s share of interests in the cash on our consolidated balance sheet and the debt of the Company. “Adjusted owned net debt” is defined as debt (other than clinic-level debt) plus clinic-level debt guaranteed by our wholly owned subsidiaries less unamortized debt discounts and fees less cash (other than clinic-level cash) less the Company’s pro rata interest in clinic-level cash.
The following table presents the reconciliation from net income to Adjusted EBITDA and Adjusted EBITDA-NCI for the periods indicated:

Reconciliation of Net income (loss) to Adjusted EBITDA - Annual
	Year Ended
($ in millions)	Dec. 31, 2018	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2015	Dec. 31, 2014
Net income	$22.5	$58.1	$101.7	$99.9	$82.7
Stock-based compensation and associated payroll taxes	5.9	16.4	40.3	1.5	1.0
Depreciation and amortization	39.8	37.6	33.9	31.8	28.5
Interest expense, net	32.6	29.3	36.0	45.4	44.1
Income tax expense (benefit) and other non-income based tax	3.4	9.8	2.8	19.0	10.5
Transaction-related costs	0.9	0.7	2.2	2.1	—
Loss on early extinguishment of debt	—	0.5	4.7	—	—
Change in fair value of income tax receivable	(2.7)	(7.2)	(1.3)	—	—
Certain legal and other matters(2)	39.1	15.2	6.8	—	—
Executive and management severance costs	—	0.9	1.7	—	—
(Gain) loss on sale or closure of clinics	(0.3)	(0.5)	—	—	0.1
Management fees	—	—	0.5	1.8	1.6
Adjusted EBITDA (including noncontrolling interests)	141.3	160.9	229.2	201.4	168.5
Less: Net income attributable to noncontrolling interests	(51.2)	(62.7)	(98.5)	(80.5)	(65.8)
Adjusted EBITDA-NCI	$90.0	$98.1	$130.7	$120.9	$102.7

Reconciliation of Net income (loss) to Adjusted EBITDA - Quarterly
	LTM (1) June 30, 2019
($ in millions)		June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017
Net income (loss)	$23.7	$5.1	$(5.1)	$11.2	$12.5	$(8.4)	$7.2	$10.8	$25.8	$9.8	$11.8
Stock-based compensation and associated payroll taxes	5.2	0.9	1.4	1.6	1.3	1.7	1.4	1.3	1.1	3.9	10.1
Depreciation and amortization	40.7	10.3	10.1	10.3	10.0	9.8	9.6	9.7	9.4	9.4	9.1
Interest expense, net	37.3	11.5	8.8	8.8	8.2	8.1	7.5	7.3	7.3	7.2	7.6
Income tax expense (benefit) and other non-income based tax	10.2	0.9	0.8	8.6	(0.1)	(2.0)	(3.1)	10.9	3.8	(1.8)	(3.1)
Transaction-related costs	—	—	—	—	—	—	0.9	—	—	0.7	—
Loss on early extinguishment of debt	—	—	—	—	—	—	—	—	—	0.5	—
Change in fair value of income tax receivable	(3.3)	0.3	(1.7)	(5.4)	3.5	(1.7)	1.0	(1.8)	(3.6)	2.6	(4.5)
Certain legal and other matters(2)	16.1	8.4	5.3	1.4	1.0	32.5	4.1	3.5	3.5	4.3	3.9
Executive and management severance costs	0.5	0.2	0.2	—	—	—	—	—	—	0.9	—
Gain on sale or closure of clinics	(0.5)	—	(0.5)	—	—	—	(0.3)	—	(0.3)	(0.3)	—
Adjusted EBITDA (including noncontrolling interests)	129.8	37.6	19.2	36.5	36.5	40.0	28.3	41.7	46.9	37.4	34.8
Less: Net income attributable to noncontrolling interests	(43.6)	(13.3)	(5.3)	(11.7)	(13.2)	(15.3)	(11.0)	(15.7)	(18.3)	(14.8)	(13.9)
Adjusted EBITDA-NCI	$86.1	$24.3	$13.9	$24.7	$23.3	$24.8	$17.3	$26.0	$28.6	$22.5	$21.0
_______________________________

(1)	Last twelve months (“LTM”) is the period beginning July 1, 2018 through June 30, 2019.

(2)
Certain legal and other matters include legal fees and other expenses associated with matters that we believe do not reflect our core business operations, including, but not limited to, our handling of, and response to the following: the United litigation and settlement; the SEC Investigation and related Audit Committee review and restatement process; the securities and derivative litigation related to the foregoing; our internal review and analysis of factual and legal issues relating to the aforementioned matters; and legal fees and other expenses relating to matters that we believe do not reflect our core business operations.

American Renal Associates Holdings, Inc. and Subsidiaries
Unaudited Supplemental Leverage Statistics
($ in millions)
	As of June 30, 2019
	Total ARA	ARA "Owned"
Cash (other than clinic-level cash)	$28.9	$28.9
Clinic-level cash	40.1	21.2
Total cash	69.1	50.1
Debt (other than clinic-level debt)	502.5	502.5
Clinic-level debt	121.3	64.6
Unamortized debt discounts and fees	(12.0)	(11.9)
Total debt	$611.7	$555.1
Adjusted owned net debt (total debt - total cash)		$505.0
Adjusted EBITDA-NCI, LTM		$86.1
Leverage ratio		5.9x

We are not providing a quantitative reconciliation of our Non-GAAP outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Non-GAAP outlook are not available without unreasonable effort on a forward-looking basis due to their unpredictability, high variability, complexity and low visibility. These excluded GAAP measures include noncontrolling interests, interest expense, income taxes, and other charges. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Contact:
Investor Contact
Darren Lehrich
Telephone: (978) 522-6063; Email: dlehrich@americanrenal.com

Press Contact
Anntal Silver, Kekst CNC
Telephone: (212) 521-4849; Email: anntal.silver@kekstcnc.com